Universal Travel Group Acquires Majority Ownership of Tianjin Golden Dragon Monday December 3, 8:48 am ET

NEW YORK & SHENZHEN, China--(BUSINESS WIRE)--Universal Travel Group (OTCBB:UTVG
- News), a fast growing travel service provider in China, announced today that it has completed the acquisition of 90% of the outstanding capital stock of Tianjin Golden Dragon for US $7,889,000, of which $3,600,000 will be paid in cash and $4,289,000 will be satisfied by the issuance of 1,053,800 shares of Universal Travel stock.

Established in 1995, Tianjin Golden Dragon specializes in domestic and international tour packaging. The company reported unaudited sales revenue of $16.17 million and net income of $1.13 million in FY '06. Tianjin Golden Dragon offers several specialized package tours to Hunan, Changsha, Shaoshan, Kunming, Dali and Lijiang. The company also organizes tour packages for holidays and special events, such as an Olympics tour in support of the 2008 games, "Wedding Tours" to celebrate honeymoons and "Parents' Tours" designed for families to travel together.

Tianjin Golden Dragon has garnered nationwide recognition for its unique tourist products, namely its branded "Parents' Tour," which has served more than 100,000 people since its introduction. In 2006, Tianjin Golden Dragon served more than 150,000 customers and was ranked twenty-ninth in revenue in the Chinese travel industry.

Universal Travel Group's Chairwoman and CEO Jiangping Jiang said, "The majority holding with Tianjin Golden Dragon cements our commitment to the packaged tour market in China, which was established with our acquisitions of Xi'an Golden Net, Shanghai Lanbao and Foshan Overseas International earlier this year. We are ensuring our company's competitive edge as we continue to integrate all six subsidiaries. We expect that the packaged tours segment will drive the growth of UTVG's air ticketing and hotel reservation segments in the future."

Jiang continued, "We estimate that the packaged tours segment of our business will contribute a substantial amount to Universal Travel Group's revenue. At present, China's tourism market demand is $150 billion, with a projected increase of 10% during the next five years. This represents broad development prospects for our company and a wonderful opportunity for further growth. In addition, we believe that the 2008 Beijing Olympics will further boost the overall business performance of UTVG."

About Tianjin Golden Dragon International Travel Service Co. Ltd.

Tianjin Golden Dragon plans and organizes conferences, events and tours for large groups in the various districts of Tianjin. The company, which owns 74 buses, offers local transportation to foreign companies in China as part of their corporate tourism package. Tianjin's international customers include Motorola, Panasonic and Butler. Clients include the Municipal Government, Tonight's Newspaper, and the local branches of The People's Insurance Company (Group) of China, the Bank of China, Shanghai Pudong Development Bank and China Mobile. The company's unique package tours have been recognized nationally, supporting a growing customer base. The company was the first organization to offer honeymoon tours in China. It is also the sole agency in Tianjin for Hong Kong Disneyland and as such, Tianjin Golden Dragon has approximately 20,000 visitors annually. It is also the sole agency in Tianjin for the Bright Star Cruise, amounting to more than 5,000 tourists annually. Tianjin Golden Dragon has been awarded the Top 100 Enterprises title from the National Tourism Administration for seven consecutive years.

About Universal Travel Group

Universal Travel Group, a fast growing travel services provider in China, is engaged in providing reservation, booking and domestic and international travel and tourism services throughout China. The company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. Universal Travel Group has completed acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi'an Golden Net, specializing in travel packaged tours; and Shanghai LanBao, specializing in

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hotel reservation. In October, UTVG closed the acquisition of Foshan Overseas
International, a company that handles domestic and international travel inquiries as well as corporate travel, offering specialized packages that include national and international air ticket booking, hotel reservations, conference center reservations and rental cars. Universal Travel's goal is to become China's leading travel services provider in all fields of tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://www.chutg.com.

A profile for Universal Travel Group investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at 646-200-6314, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

Contact:

Universal Travel Group, New York
Jacalyn Guo, 646-200-6314
Fax: 646-200-6315
e-mail: Jacalyn@chutg.com
www.chutg.com

or

Investor Relations Contact:
Hawk Associates, Inc.
Frank Hawkins and Julie Marshall, 305-451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com

Source: Universal Travel Group